Exhibit 99.1

MARINEMAX REPORTS RECORD FISCAL 2021 SECOND QUARTER RESULTS

~Record March Quarter Revenue Grows 70% to over $523 Million~

~Same-Store Sales Growth Exceeds 45% Driven By New Unit Growth~

~Gross Margin Expands to a Record 30% in the March Quarter~

~Record March Quarter Diluted EPS Increases More Than Sevenfold to $1.69~

~Raises Fiscal Year 2021 Guidance~

CLEARWATER, FL, April 22, 2021 – MarineMax, Inc. (NYSE: HZO), the world’s largest recreational boat and yacht retailer, today announced results for its second quarter ended March 31, 2021.

Revenue increased 70%, or over $214 million, to $523.1 million for the quarter ended March 31, 2021 from $308.5 million in the comparable period last year. Same-store sales grew over 45% on top of a 1% increase in the comparable quarter last year. The growth was driven by an increase in comparable new units sold driven by the strong demand for boating. The Company’s significant geographic and product diversification and the effective utilization of its digital platform have driven growth over the past several years.  These factors, along with increased industry demand, resulted in net income and earnings per diluted share rising more than sevenfold to $38.9 million and $1.69, respectively. This compares to net income of $5.1 million and earnings per diluted share of $0.23 in the comparable period last year. The Company generated positive same-store sales growth during the March 2020 quarter, despite the impact of COVID-19.

For the six-months ended March 31, 2021, revenue grew over 52% to $934.6 million compared with $612.6 million for the same period last year. Same-store sales increased approximately 33% in the first half of fiscal year 2021 on top of 12% growth during the same period last year. Net income and earnings per diluted share increased more than fourfold for the six months ended March 31, 2021 to $62.5 million, and $2.73 per diluted share, respectively. This compares to net income of $14.1 million, or $0.64 per diluted share, in the same period last year.

W. Brett McGill, Chief Executive Officer and President, stated, “We delivered record sales and earnings growth in the quarter, driven by a robust 45% same-store sales increase and strong gross margins. We continue to gain market share as we capitalize on the foundational shift of new customers embracing the boating lifestyle and many of our existing customers upgrading to larger and newer boats.  Additionally, our multiple product and service offerings enhance our customers boating needs while also driving growth. We extended our long track record of producing meaningful same-store sales growth while also executing on our balanced growth strategy. I am extremely proud of our team for successfully navigating through the pandemic and capitalizing on the ongoing changes in consumer behavior, while driving significant leverage in our operating model.”

Mr. McGill continued, “As we enter our most active season, our large on-order backlog provides us with additional confidence for the balance of fiscal 2021, into fiscal 2022 and beyond. With a balanced strategic plan, a committed team, premium brands, exceptional customer service, an enthusiastic customer base, a global market presence and the ongoing benefits from investment in technology, MarineMax is well-positioned to drive growth as the world’s preferred boating and yacht retailer.”

At March 31, 2021, the Company’s financial capacity, consisting of cash and cash equivalents, along with available borrowings under its credit facilities, exceeded $350 million.

~ more ~

Updated 2021 Guidance

Based on current business conditions, retail trends and other factors, the Company is raising its fiscal year 2021 guidance for earnings per diluted share to the range of $5.50 to $5.65, which is increased from its previously provided guidance of $4.00 to $4.20 per diluted share.  This compares to a non-GAAP adjusted, but fully taxed, earnings per diluted share of $3.42 in fiscal 2020. (Please see the Company’s fiscal 2020 earnings release dated October 28, 2020 for a reconciliation of this non-GAAP figure to the applicable GAAP figure) These expectations do not consider, or give effect for, material acquisitions that may be completed by the Company during fiscal 2021 or other unforeseen events, including changes in global economic conditions.

About MarineMax

MarineMax is the world’s largest recreational boat and yacht retailer, selling new and used recreational boats, yachts and related marine products and services, as well as providing yacht brokerage and charter services. MarineMax has over 100 locations worldwide, including 77 retail dealership locations, including 30 marinas or storage operations. Through Fraser Yachts and Northrop and Johnson, it is also the largest super-yacht services provider, operating locations across the globe. MarineMax provides finance and insurance services through wholly owned subsidiaries and operates MarineMax Vacations in Tortola, British Virgin Islands.  The Company also operates Boatyard, a pioneering digital platform that enhances the boating experience. MarineMax is a New York Stock Exchange-listed company (NYSE:HZO). For more information, please visit www.marinemax.com.

Forward Looking Statement

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include the Company’s anticipated financial results for the second quarter ended March 31, 2021; the foundational shift of new customers embracing and enjoying the boating lifestyle; the Company's growth strategy; the Company's confidence for the balance of fiscal 2021, fiscal 2022, and beyond; the Company's positioning for the future; and the Company's fiscal 2021 guidance.  These statements are based on current expectations, forecasts, risks, uncertainties and assumptions that may cause actual results to differ materially from expectations as of the date of this release. These risks, assumptions and uncertainties include the Company’s abilities to reduce inventory, manage expenses and accomplish its goals and strategies, the quality of the new product offerings from the Company’s manufacturing partners, the performance of the recently-acquired  businesses, the impacts (direct and indirect) of COVID-19 on the Company’s business, the Company’s employees, the Company’s manufacturing partners, and the overall economy, general economic conditions, as well as those within the Company's industry, the level of consumer spending, potential supply chain constraints and numerous other factors identified in the Company’s Form 10-K for the fiscal year ended September 30, 2020 and other filings with the Securities and Exchange Commission.  The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:
	Michael H. McLamb	Brad Cohen or Dawn Francfort
	Chief Financial Officer	ICR, LLC.
	Abbey Heimensen	investorrelations@marinemax.com.
Public Relations
MarineMax, Inc.
727.531.1700

MarineMax, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Amounts in thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2021	2020	2021	2020
Revenue	$523,095	$308,475	$934,618	$612,647
Cost of sales	366,289	229,699	654,411	453,853
Gross profit	156,806	78,776	280,207	158,794

Selling, general, and administrative expenses	103,936	69,060	195,354	133,446
Income from operations	52,870	9,716	84,853	25,348

Interest expense	1,092	3,013	2,360	6,357
Income before income tax provision	51,778	6,703	82,493	18,991

Income tax provision	12,843	1,638	19,958	4,867
Net income	$38,935	$5,065	$62,535	$14,124

Basic net income per common share	$1.76	$0.24	$2.83	$0.66

Diluted net income per common share	$1.69	$0.23	$2.73	$0.64

Weighted average number of common shares used in computing net income per common share:

Basic	22,143,043	21,520,215	22,083,827	21,486,995
Diluted	22,986,061	21,960,285	22,864,950	21,925,105

MarineMax, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Amounts in thousands)

(Unaudited)

	March 31,	March 31,
	2021	2020
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$142,888	$64,406
Accounts receivable, net	54,489	35,814
Inventories, net	302,979	506,887
Prepaid expenses and other current assets	14,698	9,369
Total current assets	515,054	616,476

Property and equipment, net	151,254	143,168
Operating lease right-of-use assets, net	106,348	40,566
Goodwill and other intangible assets, net	142,152	65,139
Other long-term assets	10,318	7,755
Total assets	$925,126	$873,104
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$23,280	$15,259
Contract liabilities (customer deposits)	83,357	26,794
Accrued expenses	84,536	34,634
Short-term borrowings	35,762	362,898
Current maturities on long-term debt	2,802	—
Current operating lease liabilities	10,439	6,850
Total current liabilities	240,176	446,435
Long-term debt, net of current maturities	49,440	—
Noncurrent operating lease liabilities	98,276	35,639
Deferred tax liabilities, net	6,501	2,821
Other long-term liabilities	7,429	1,132
Total liabilities	401,822	486,027
STOCKHOLDERS' EQUITY:
Preferred stock	—	—
Common stock	28	28
Additional paid-in capital	285,532	273,809
Accumulated other comprehensive income (loss)	1,105	(513)
Retained earnings	340,234	217,189
Treasury stock	(103,595)	(103,436)
Total stockholders’ equity	523,304	387,077
Total liabilities and stockholders’ equity	$925,126	$873,104